EXHIBIT 10.12

                        SUMMARY OF EXECUTIVE COMPENSATION

Joseph M. Murphy, President and Chief Executive Officer, is employed on an at-will basis and is paid an annual salary of $200,150. Mr. Murphy also receives, as do all other TelVue employees, health, dental, disability and life insurance benefits as well as a contribution of 2.5% of his annual salary to TelVue's 401K Plan. Mr. Murphy, like all other TelVue employees, is eligible to receive stock option grants under the TelVue Stock Option Plan.

Jesse Lerman, Executive Vice President of Engineering, is employed on an at-will basis and is paid an annual salary of $153,140. Mr. Lerman also receives, as do all other TelVue employees, health, dental, disability and life insurance benefits as well as a contribution of 2.5% of his annual salary to TelVue's 401K Plan. Mr. Lerman, like all other TelVue employees, is eligible to receive stock option grants under the TelVue Stock Option Plan.

Randy Gilson, Vice President of Technical Services, is employed on an at-will basis and is paid an annual salary of $128,213. Mr. Gilson also receives, as do all other TelVue employees, health, dental, disability and life insurance benefits as well as a contribution of 2.5% of his annual salary to TelVue's 401K Plan. Mr. Gilson, like all other TelVue employees, is eligible to receive stock option grants under the TelVue Stock Option Plan.

John Fell, Secretary, Treasurer and Controller, is employed on an at-will basis and is paid an annual salary of $111,150. Upon satisfaction of certain conditions, he is eligible for a $2,000 annual bonus. Mr. Fell also receives, as do all other TelVue employees, health, dental, disability and life insurance benefits as well as a contribution of 2.5% of his annual salary to TelVue's 401K Plan. Mr. Fell, like all other TelVue employees, is eligible to receive stock option grants under the TelVue Stock Option Plan.